                                                                    Exhibit 99.1

SCHOOL SPECIALTY REPORTS FISCAL 2003 THIRD QUARTER RESULTS

                                   Highlights

     .       Specialty segment quarterly gross margin expands by 90 basis points

     .       Year-to-date net income up 65 percent on 15 percent revenue growth

     .       Integration of ABC into Childcraft substantially completed

Greenville, WI, February 11, 2003 - School Specialty, Inc. (NASDAQ:SCHS), the largest direct marketer of supplemental educational supplies to schools and teachers for pre-kindergarten through twelfth grade, today reported fiscal 2003 third quarter revenues of $110.6 million and a net loss of $0.46 per diluted share in its seasonally light third quarter. Quarter results for fiscal 2003 include a full quarter of results for Premier Agendas, a highly seasonal business that was acquired on December 21, 2001 and operates at a loss in our fiscal third and fourth quarters. Earnings per diluted share for the fiscal nine months ended January 25, 2003 were $2.08 per diluted share, an increase of 50.7 percent over prior year.

"We are very satisfied with our financial performance this quarter," said David Vander Zanden, President and Chief Executive Officer. "Efficient integration of existing and acquired operations has allowed us to maintain our financial performance while carrying the incremental off-season infrastructure of Premier and ABC."

Third Quarter Financial Results

Net loss for the third quarter of fiscal 2003 was $8.5 million or $0.46 per diluted share as compared to fiscal 2002's third quarter loss of $8.6 million or $0.48 per diluted share. Revenues were $110.6 million, a 6.3 percent increase over fiscal 2002's third quarter revenues of $104.0 million. Increase in revenues was driven primarily by fiscal 2003 acquisitions. Gross margin expanded by 40 basis points, with specialty gross margin expanding by 90 basis points, driven by higher margin acquired business and successful pricing initiatives in core businesses. Selling, general and administrative expenses ("SG&A") as a percent of revenues, increased 110 basis points from 46.1 percent in fiscal 2002's third quarter to 47.2 percent in the third quarter of fiscal 2003. Increase was driven primarily by inclusion of Premier Agendas business for a full quarter and fiscal 2003 acquisitions that were not fully integrated during the quarter. These increases were partially offset by overall efficiencies in core operations including the Lufkin, Texas warehouse closing.

Operating loss was $9.5 million as compared to last year's loss of $8.2 million. The increase in operating loss was primarily attributable to Premier Agendas being included in the full quarter for fiscal 2003's third quarter. Interest expense and other was $1.4 million less than prior year, primarily due to prior year "other" including a $1.7 million write-off related to the impairment of an asset.

Nine Month Financial Results

Net income for the first nine months of fiscal 2003 was $44.4 million, an increase of 64.7 percent over fiscal 2002's third quarter year-to-date net income of $27.0 million. Diluted earnings per share increased 50.7 percent from $1.38 per share to $2.08 per share on 21.7 and 23.4 million diluted shares outstanding, respectively. The increase in diluted shares outstanding in fiscal 2003 was primarily due to a convertible debt offering that occurred at the beginning of fiscal 2002's second quarter. Revenues grew 14.5 percent from $633.8 million to $726.0 million, driven by revenues from acquired businesses. Gross margin expanded by 310 basis points to 40.9 percent, driven primarily by specialty businesses, which grew 420 basis points, primarily due to the inclusion of Premier Agendas and ABC along with improvement in gross margin of existing businesses. SG&A as a percent of revenues increased 40 basis points from 28.2 percent in fiscal 2002 to 28.6 percent in fiscal 2003, driven primarily by an increase in revenue mix from specialty businesses, which generally have higher marketing costs than the traditional businesses. For the nine months ended January 25, 2003, operating income increased 46.4 percent from $60.9 million to $89.1 million, driven primarily by existing and acquired specialty businesses.

Outlook

"We are introducing a number of key marketplace initiatives in our fourth quarter," said Vander Zanden. "In line with our organic growth initiatives, we will focus on early childhood, a growing market with less reliance on state funding than our K-12 customers. In addition, we have increased our marketing direct to teachers who control about $1.7 billion of the spending on supplemental educational supplies and we are entering Canada with our proprietary brands."

"We believe that our variable cost structure and our new market initiatives, combined with our longevity and experience in the industry, have positioned us to successfully navigate this uncertain state funding environment," said Vander Zanden. "We are, therefore, confirming our earlier fiscal 2004 guidance of modest growth in revenues to $900 - $920 million and diluted EPS of $2.15 to $2.25. We expect to close fiscal 2003 in line with our previous guidance with revenues in the range of $870 to $885 million and diluted EPS in the range of $1.90 to $1.95," he added.

Internet Conference Call

Investors have the opportunity to listen to School Specialty's fiscal 2003 third quarter conference call live over the Internet through Vcall at www.vcall.com. The conference call begins today at 10:00 am CST. To listen, go to the Vcall website at least 15 minutes before the start of the call to register, download and install any necessary audio software. A replay will be available shortly after the call is completed and for the week that follows. A transcript will be available within two days of the call.

About School Specialty, Inc.

School Specialty, Inc., the "Educator's Marketplace," is the largest direct marketer of supplemental educational supplies to schools and teachers for pre-kindergarten through twelfth grade in the United States. School Specialty offers over 80,000 different products to more than 118,000 schools throughout the United States. The company mails over 40 million catalogs annually to customers, and serves its customers through approximately 2,500 employees. School Specialty has a diversified approach to the market. The School Specialty brand focuses on serving administrators and procurement specialists through a national sales force. The company's nine specialty brands--ClassroomDirect, Childcraft, ABC School Supply, Sax Arts and Crafts, Frey Scientific, Brodhead Garrett, Teacher's Video, Premier Agendas and Sportime--serve teachers and curriculum specialists. For more information, visit www.schoolspecialty.com.

Safe Harbor Statement

Statements in this release that are not strictly historical are "forward-looking," including statements regarding future outlook and financial performance. Our actual results could differ materially from those anticipated in these forward-looking statements depending on various important factors. These important factors include those set forth in exhibit 99.2 of School Specialty's Annual Report on Form 10-K for fiscal year 2002 and other documents filed with the Securities and Exchange Commission.

                             School Specialty, Inc.

                      Consolidated Statements of Operations

                    (In thousands, except per share amounts)

                                    Unaudited

                                                     Three Months Ended                     Nine Months Ended
                                           -------------------------------------- -------------------------------------
                                             January 25,            January 26,     January 25,          January 26,

                                                2003                   2002           2003                  2002
                                           ----------------      ---------------- --------------       ----------------
Revenues                                   $    110,554           $      104,005   $    725,980        $    633,823

Cost of revenues                                 67,839                   64,259        428,865             393,949
                                           ------------           --------------   ------------        -----------------

    Gross profit                                 42,715                   39,746        297,115             239,874

Selling, general and administrative
    expenses                                     52,232                   47,949        207,987             178,999
                                           ------------           --------------   ------------        ----------------

    Operating income (loss)                      (9,517)                  (8,203)        89,128              60,875

Interest expense and other                        4,730                    6,171         14,993              15,900
                                           ------------           --------------   ------------        ----------------

    Income (loss) before provision for
      (benefit from) income taxes               (14,247)                 (14,374)        74,135              44,975

Provision for (benefit from) income
    taxes                                        (5,706)                  (5,749)        29,690              17,992
                                           ------------           --------------   ------------        ----------------

    Net income (loss)                      $     (8,541)          $       (8,625)  $     44,445        $     26,983
                                           ============           ==============   ============        ================

Weighted average shares
outstanding:

    Basic                                        18,424                   17,998         18,288              17,882

    Diluted                                      18,424                   17,998         23,417              21,683

Per share amounts:

    Basic                                  $      (0.46)          $        (0.48)  $       2.43        $       1.51

    Diluted                                $      (0.46)          $        (0.48)  $       2.08        $       1.38

Earnings before interest
and other, taxes, depreciation
and amortization (EBITDA):

    Operating income (loss)                $     (9,517)          $       (8,203)  $     89,128        $     60,875
    Add: Depreciation and
    amortization expense                          3,763                    2,840         11,430               7,876
                                           ------------           --------------   ------------        ----------------
     EBITDA
                                           $     (5,754)          $       (5,363)  $    100,558        $     68,751
                                           ============           ==============   ============        ================

                             School Specialty, Inc.
                      Consolidated Condensed Balance Sheets
                                 (In thousands)
                                    Unaudited

                                                    January 25,        April 27,       January 26,
                                                        2003             2002             2002
                                                  ---------------   --------------   --------------
                   Assets
Cash and cash equivalents                         $       5,411     $      6,123      $     5,315
Accounts receivable                                      56,593           34,356           45,174
Inventories                                              82,809           98,148           72,131
Prepaid expenses and other current assets                32,629           26,360           29,095
Deferred taxes                                            6,905            7,341            8,259
                                                  -------------     ------------      -----------
     Total current assets                               184,347          172,328          159,974
Property and equipment, net                              63,909           67,083           65,042
Goodwill and other intangible assets, net               465,505          426,403          424,670
Other                                                     5,303            7,828           12,063
                                                  -------------     ------------      -----------
     Total assets                                 $     719,064     $    673,642      $   661,749
                                                  =============     ============      ===========

     Liabilities and Shareholders' Equity
Current maturities - long-term debt               $     116,016     $      4,471      $     4,691
Accounts payable                                         39,232           47,097           27,823
Other current liabilities                                48,601           42,173           42,561
                                                  -------------     ------------      -----------
     Total current liabilities                          203,849           93,741           75,075
Long-term debt                                          167,315          285,592          296,023
Deferred taxes and other                                 23,621           23,139           16,282
                                                  -------------     ------------      -----------
     Total liabilities                                  394,785          402,472          387,380
Shareholders' equity                                    324,279          271,170          274,369
                                                  -------------     ------------      -----------
     Total liabilities & shareholders' equity     $     719,064     $    673,642      $   661,749
                                                  =============     ============      ===========

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

                             School Specialty, Inc.
                      Consolidated Statements of Cash Flows
                                 (In thousands)
                                    Unaudited

                                                                                                         Nine Months Ended
                                                                                               ----------------------------------
                                                                                                  January 25,        January 26,
                                                                                                     2003               2002
                                                                                               ---------------   ----------------
Cash flows from operating activities:
  Net income                                                                                     $   44,445        $   26,983
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization expense                                                           11,430             7,876
     Amortization of debt fees and other                                                              1,886             1,834
     Restructuring related payments                                                                    (274)           (1,551)
     Loss on disposal or impairment of property, equipment and business disposition                     936             1,078
     Gain on sale of available-for-sale securities                                                        -              (287)
     Loss on impairment of investment                                                                     -             1,657
  Change in current assets and liabilities (net of assets acquired and liabilities assumed in business combinations):
     Accounts receivable                                                                             (9,692)            1,252
     Inventories                                                                                     28,179            31,057
     Prepaid expenses and other current assets                                                       (1,698)            6,619
     Accounts payable                                                                               (14,958)          (31,296)
     Accrued liabilities                                                                              1,633            18,195
                                                                                               ------------      ------------
        Net cash provided by operating activities                                                    61,887            63,417
                                                                                               ------------      ------------

Cash flows from investing activities:
  Cash paid in acquisitions, net of cash acquired                                                   (47,432)         (160,203)
  Additions to property and equipment                                                                (7,809)           (7,261)
  Proceeds from disposal of property, equipment and business disposition                                638             1,685
  Proceeds from sale of available-for-sale securities and note receivable                                 -             6,353
                                                                                               ------------      ------------
        Net cash used in investing activities                                                       (54,603)         (159,426)
                                                                                               ------------      ------------
Cash flows from financing activities:
  Proceeds from bank borrowings                                                                     197,100           228,500
  Repayment of debt and capital leases                                                             (211,264)         (282,161)
  Proceeds from convertible debt offering                                                                 -           149,500
  Payment of debt fees and other                                                                       (115)           (5,403)
  Proceeds from exercise of stock options                                                             6,283             5,200
                                                                                               ------------      ------------
        Net cash (used in) provided by financing activities                                          (7,996)           95,636
                                                                                               ------------      ------------

Net decrease in cash and cash equivalents                                                              (712)             (373)
Cash and cash equivalents, beginning of period                                                        6,123             5,688
                                                                                               ------------      ------------
Cash and cash equivalents, end of period                                                         $    5,411        $    5,315
                                                                                               ============      ============

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

                             School Specialty, Inc.
          Segment Analysis - Revenues and Gross Profit/Margin Analysis
                                3rd Quarter, F'03
                                   (Unaudited)
                                 (In thousands)

Segment Revenues and Gross Profit/Margin Analysis-QTD
-----------------------------------------------------

                                                                                              % of Revenues
                                                                                        --------------------------
                                                                                            3Q03-         3Q02-
                                  3Q03-QTD      3Q02-QTD      Change $      Change %         QTD          QTD
                                ------------  ------------  ------------  ------------  ------------  ------------
Revenues
   Traditional                   $    60,402   $    62,318    $   (1,916)      -3.1%        54.6%         59.9%
   Specialty                          50,152        41,687         8,465       20.3%        45.4%         40.1%
                                ------------  ------------  ------------                --------------------------
     Total Revenues              $   110,554   $   104,005    $    6,549        6.3%       100.0%        100.0%
                                ============  ============  ============                ==========================

                                                                                            % of Gross Profit
                                                                                        --------------------------
                                                                                            3Q03-         3Q02-
                                  3Q03-QTD      3Q02-QTD      Change $      Change %         QTD          QTD
                                ------------  ------------  ------------  ------------  ------------  ------------
Gross Profit
   Traditional                   $    19,392   $    20,749    $   (1,357)      -6.5%          45.4%         52.2%
   Specialty                          23,323        18,997         4,326       22.8%          54.6%         47.8%
                                ------------  ------------  ------------                ------------  ------------

     Total Gross Profit          $    42,715   $    39,746    $    2,969        7.5%         100.0%        100.0%
                                ============  ============  ============                ============  ============

Segment Gross Margin Summary-QTD
--------------------------------

Gross Margin                      3Q03-QTD      3Q02-QTD
                                ------------  ------------
   Traditional                          32.1%         33.3%
   Specialty                            46.5%         45.6%
                                ------------  ------------
     Total Gross Margin                 38.6%         38.2%
                                ============  ============

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

Segment Revenues and Gross Profit/Margin Analysis-YTD
-----------------------------------------------------

                                                                                               % of Revenue
                                                                                        --------------------------
                                                                                            3Q03-         3Q02-
                                  3Q03-YTD      3Q02-YTD      Change $      Change %         YTD          YTD
                                ------------  ------------  ------------  ------------  ------------  ------------
Revenues
   Traditional                   $   397,107    $  407,237    $  (10,130)      -2.5%         54.7%        64.3%
   Specialty                         328,873       226,586       102,287       45.1%         45.3%        35.7%
                                ------------  ------------  ------------                ------------  ------------
     Total Revenues              $   725,980    $  633,823    $   92,157       14.5%        100.0%       100.0%
                                ============  ============  ============                ============  ============

                                                                                            % of Gross Profit
                                                                                        --------------------------
                                                                                            3Q03-         3Q02-
                                  3Q03-YTD      3Q02-YTD      Change $      Change %         YTD          YTD
                                ------------  ------------  ------------  ------------  ------------  ------------
Gross Profit
   Traditional                   $   134,106    $  137,097    $   (2,991)      -2.2%         45.1%         57.2%
   Specialty                         163,009       102,777        60,232       58.6%         54.9%         42.8%
                                ------------  ------------  ------------                ------------  ------------
     Total Gross Profit          $   297,115    $  239,874    $   57,241       23.9%        100.0%        100.0%
                                ============  ============  ============                ============  ============

Segment Gross Margin Summary-YTD
--------------------------------

Gross Margin                      3Q03-YTD      3Q02-YTD
                                ------------  ------------
   Traditional                          33.8%         33.7%
   Specialty                            49.6%         45.4%
                                ------------  ------------
     Total Gross Margin                 40.9%         37.8%
                                ============  ============

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